Exhibit 10.1

March 23, 2026

Mr. Jeffrey T. Hanson

Re: Employment Terms

Dear Jeff:

This letter agreement (“Agreement”) is entered into among between American Healthcare REIT, Inc. (the “Company” or “we”), the Company’s wholly owned subsidiary American Healthcare Opps Holdings, LLC (the “Opps Holdings”), and you. This Agreement will be retroactively effective as of February 4, 2026 (the “Effective Date”). The purpose of this Agreement is to set forth the terms of your employment as Interim Chief Executive Officer and President (“Interim CEO”) of the Company.

1.
Term. You will serve as Interim CEO from the Effective Date until the date on which the Board of Directors of the Company (the “Board”) removes you as Interim CEO (the “Term”). During the Term, you will continue to serve as Chairman of the Board, subject to Section 3(f) of this Agreement.
2.
Position. The role of Interim CEO is a salaried, full-time position. In this role, you will report directly to the Board and will perform duties as reasonably assigned to you. While you render services to the Company and its applicable affiliates (collectively, the “Company Group”) as Interim CEO, except as otherwise approved by the Board, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time) that conflicts with your obligations to the Company Group. By signing this Agreement, you confirm to the Company Group that you have no contractual commitments or other obligations that would prohibit you from performing your duties under this Agreement for the Company Group.
3.
Compensation and Benefits.
a.
Base Salary. During the Term, your base salary will be $70,666.67 per month, less applicable withholding, which will be payable in accordance with Opps Holdings normal payroll procedures.
b.
Annual Bonus. You will also be eligible to earn each calendar year during your employment an annual cash performance bonus (“Annual Bonus”), as described below. For the calendar year 2026, your target Annual Bonus opportunity will be 120% of your annualized base salary (such target Annual Bonus opportunity, the “Target Bonus”) multiplied by a fraction, the numerator of which is the number of days you serve as Interim CEO during 2026, and the denominator of which is 365.

The actual amount of your Annual Bonus earned may be equal to, greater than, or less than the Target Bonus, depending on the degree of achievement of performance objectives established by the Board or a committee thereof. The performance goals for your 2026 Annual Bonus will be based 70% on corporate performance and 30% on individual performance, with the corporate performance goals to be consistent with the corporate performance goals approved by the Board or a committee thereof for the other named executive officers of the Company. The Board or a committee thereof shall determine the extent to which the corporate and individual goals have been achieved and the actual amount of the Annual Bonus. Your 2026 Annual Bonus will be paid by the Company or an affiliate thereof upon the final determination of the Board or a committee thereof on or before March 15, 2027.

c.
Equity Awards. You will be eligible to participate in the Company’s Second Amended and Restated 2015 Incentive Plan (the “Plan”). In connection with your appointment as Interim CEO, you will be granted the following Company equity awards:
i.
Time Based Restricted Stock Units. On or before March 31, 2026, you will be granted an award of Company restricted stock units (“RSUs”) covering a number shares of Company common stock having a grant date value equal to no less than $2,027,075 (“RSU Grant Value”) (based upon the Company’s closing stock price on the grant date or, if the grant date is not a trading day, the immediately preceding trading day), with any resulting fraction rounded down to the nearest whole share of common stock; provided, however, for the avoidance of doubt, the actual number of RSUs eligible to vest shall be subject to pro rata adjustment based upon the period of service as Interim CEO during 2026 as set forth below. The RSUs will be subject to the terms of the Plan and an award agreement thereunder, including with respect to vesting (which vesting shall occur upon the earlier of (x) March 15, 2027 and (y) within 30 days following the expiration of the Term), with such RSUs to be settled no later than March 15, 2027. Notwithstanding the foregoing to the contrary, if your service as Interim CEO ends prior to December 31, 2026, the actual number of RSUs subject to this grant shall be adjusted by multiplying the RSU Grant Value by a fraction, the numerator of which is the number of days you served as Interim CEO during 2026, and the denominator of which is 365.
ii.
Performance Based Restricted Stock Units. In addition, on or before March 31, 2026, you will be granted a performance based award of Company restricted stock units (“PSUs”) covering a number shares of Company common stock having a grant date value equal to no less than $2,027,075 (“PSU Grant Value”) (based upon the Company’s closing stock price on the grant date or, if the grant date is not a trading day, the immediately preceding trading day), with any resulting fraction rounded down to the nearest whole share of common stock; provided, however, for the avoidance of doubt, the actual number of PSUs eligible to vest shall be subject to pro rata adjustment based upon the period of service as Interim CEO during 2026 as set forth below. The performance goals related to the PSUs shall be consistent with the corporate performance goals approved by the Board or a committee thereof for the other named executive officers of the Company. The PSUs will be subject to the terms of the Plan and an award agreement thereunder, including with respect to vesting. Notwithstanding the foregoing to the contrary, if your service as Interim CEO ends prior to December 31, 2026, the actual number of PSUs subject to this grant shall be adjusted by multiplying the PSU Grant Value by a fraction, the numerator of which is the number of days you served as Interim CEO in 2026, and the denominator of which is 365.

d.
Employee Benefits. As a full-time employee, you will be eligible to participate on the same basis as similarly situated employees in the Company’s other benefit plans in effect from time to time during your employment, subject to eligibility terms for coverage or benefits as determined in accordance with the provisions of such benefit plans; provided, however, you shall not be eligible to participate in the American Healthcare Opps Holdings, LLC Executive Severance and Change in Control Plan or any other severance plan adopted by any member of the Company Group. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.
e.
Expenses. You will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the applicable policy of the Company, as in effect from time to time.
f.
Non-Eligibility for Director Compensation. During the Term, you will be ineligible for and will not receive compensation in respect of your service as a member of the Board; however, you will continue to vest in any equity awards granted to you prior to the Effective Date.
4.
Policies and Procedures. As an employee of the Company, you will be subject to such practices, procedures and policies as the Company may adopt or modify from time to time. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.
5.
Confidentiality. You agree to hold the Company’s Confidential Information (as defined in the Plan) in strict confidence and not to disclose such Confidential Information to any third parties, except as such disclosure may be required in connection with your work for the Company or authorized in writing by an officer of the Company. You also agree not to use any of the Company’s Confidential Information for any purpose other than as necessary to perform your duties and responsibilities on behalf of the Company.
6.
Nature of Employment. Your employment relationship with the Company is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and an authorized officer of the Company.

This Agreement forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone whether oral or written. No term or provision of this Agreement may be amended, waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company.

Please sign and date below acknowledging that you have received this Agreement and accepted our offer of employment pursuant to the terms of this Agreement.

Sincerely,

/s/ Mark E. Foster

Mark E. Foster
Executive Vice President and General Counsel

Accepted by:

/s/ Jeffrey T. Hanson
Jeffrey T. Hanson

Date: March 23, 2026